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                                WHITE & CASE LLP
                          LIMITED LIABILITY PARTNERSHIP

                           1155 Avenue of the Americas
                          New York, New York 10036-2787

                           TELEPHONE: (1-212) 819-8200
                           FACSIMILE: (1-212) 354-8113







December 7, 2000



Amerada Hess Corporation
1185 Avenue of the Americas
New York, NY  10036


Ladies and Gentlemen:


                  We have acted as special counsel for Amerada Hess Corporation, a Delaware corporation ("Amerada Hess"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-4 (No. 333-50258) (the "Registration Statement") relating to the proposed issuance of up to 17,200,000 shares of common stock, par value $1.00 per share, of Amerada Hess ("Amerada Hess Shares"), which are proposed to be issued by Amerada Hess in connection with the offer by Amerada Hess for (i) all issued and to be issued ordinary shares of 25p each ("LASMO Shares") of LASMO plc ("LASMO") for (pound)98.29 in cash and 1 new Amerada Hess Share for every 78.7 LASMO Shares and (ii) all American Depositary Shares of LASMO ("LASMO ADSs"), each representing three LASMO Shares and evidenced by American Depositary Receipts for (pound)294.87 in cash and 3 new Amerada Hess Shares for every 78.7 LASMO ADSs.

                  We have examined such certificates of public officials, certificates of corporate agents and certificates of officers of Amerada Hess, and the originals (or copies thereof certified to our satisfaction) of such corporate documents and records of Amerada Hess, and such other documents, records and papers as we have deemed relevant in order to give the opinions hereinafter set forth. In this connection we have assumed the genuineness of signatures on and the authenticity of all documents so examined. Also, we have relied upon such certificates of public officials, corporate agents and officers of Amerada Hess and such other certificates with respect to the accuracy of material factual matters contained therein which were not independently established.

                  Based upon the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Securities Act, the Amerada Hess Shares will have been duly authorized and, upon issuance, will be validly issued, fully paid and non-assessable.

                  We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Amerada Hess Shares. We also consent to the reference to us under the caption "Legal Matters" in the Offer Document forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.




                                                     Very truly yours,



                                                     /s/ White & Case LLP